Exhibit 99.1

For Immediate Release

Veracyte Announces Appointment of John L. Bishop to Its Board of Directors

Following the Resignation of Samuel D. Colella

South San Francisco, Calif. — November 12, 2014 — Veracyte, Inc. (Nasdaq: VCYT), a molecular diagnostics company pioneering the field of molecular cytology, announced the resignation of Samuel D. Colella from its Board of Directors, effective November 30, 2014. The Veracyte Board accepted his resignation at its November 11, 2014 meeting, during which it also approved the selection of veteran diagnostics executive John L. Bishop to fill the vacancy left by Mr. Colella, effective December 1, 2014. Mr. Bishop will also join the Board’s Compensation Committee.

“On behalf of Veracyte, I would like to thank Sam for his years of service and significant contributions as a member of the founding Veracyte Board,” said Bonnie H. Anderson, president and chief executive officer. “His guidance and depth of insight into the challenges and opportunities that emerging growth companies face have been invaluable to the company. He will be greatly missed.”

Mr. Bishop has a distinguished career in diagnostics and the life sciences industry. He currently serves as chairman and chief executive officer of Cepheid, a leading global molecular diagnostics company, which he joined in 2002. Prior to that, he was president and chief executive officer of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories. From 1991 until 1993, Mr. Bishop was chairman and chief executive officer of MicroProbe Corporation, a biotechnology company, and from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. Prior to that, from 1984 to 1986, he was president and chief operating officer of Gen-Probe, Inc., a molecular diagnostics company.  Mr. Bishop served as a director of Conceptus, Inc., a medical device company, from February 2009 until June 2013 when it was acquired by Bayer HealthCare LLC. He has been a member of the AdvaMedDx Board, a medical diagnostics industry advocacy group, since 2010 and was elected chairman in December 2013.

“We are delighted to have John join our team,” said Ms. Anderson. “His tremendous industry experience and insights, built over 30 years, will be instrumental as we continue to grow our business by delivering genomic solutions that improve patient care and take costs out of the healthcare system.”

About Veracyte

Veracyte (Nasdaq: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, centers on the proprietary Afirma Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis and is becoming a new standard of care in thyroid nodule assessment. Since launching its Afirma solution in 2011, Veracyte estimates it has helped approximately 10,000 patients with thyroid nodules avoid unnecessary surgery, reducing healthcare costs by millions of dollars. Afirma is recommended in leading practice guidelines and is covered for more than 135 million lives in the United States, including through Medicare and most commercial insurance plans. Veracyte intends to expand its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. The company is in late product development for a genomic test to resolve preoperative ambiguity in lung nodules that are suspicious for cancer. Veracyte is also developing a second product in pulmonology, targeting interstitial lung diseases that include idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the value and potential of our technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: our limited operating history and history of losses; our ability to increase usage of and reimbursement for Afirma and any future products we may develop or sell; our ability to continue our momentum and growth; our dependence on a few payers for a significant portion of our revenue; the complexity, time and expense associated with billing and collecting from payers for our test; laws and regulations applicable to our business, including potential regulation by the Food and Drug Administration or other regulatory bodies; our dependence on strategic relationships and our ability to successfully convert new accounts resulting from such relationships; our ability to develop and commercialize new products and the timing of commercialization; our ability to achieve sales penetration in complex commercial accounts; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; our ability to compete; our ability to expand into international markets; our ability to obtain capital when needed; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, the Veracyte logo, and the Afirma logo are trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

Source: Veracyte

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Media:

Tracy Morris

650-380-4413

Tracy.Morris@Veracyte.com

Investors:

Angeli Kolhatkar

Burns McClellan, Inc.

212-213-0006

akolhatkar@burnsmc.com